Exhibit 99.5

Dai-ichi Life to Acquire Protective Life

Frequently Asked Questions

1.                   Who is Dai-ichi Life?

Dai-ichi Life is a highly respected, well-run company that is one of the top 20 life insurers in the world with operations throughout Japan, Australia, Vietnam, Indonesia, India and Thailand.

2.                   Why is Dai-ichi Life interested in Protective Life?

Dai-ichi Life’s purchase of Protective Life is an integral part of Dai-ichi Life’s international growth initiative. Although it has a presence in many countries, Dai-ichi Life does not currently have a retail presence in the U.S. to sell life, annuity and asset protection products. Dai-ichi Life expects Protective Life to be its U.S. growth platform, and be a vital part of its growth strategy through our continued sales and expansion of our products and distribution.

3.                   What does Protective Life’s leadership team think about this transaction?

Our leadership team believes that the transaction builds on our many strengths and represents an exciting opportunity to grow our retail business across all product lines. From a strategic standpoint, becoming part of the Dai-ichi Life family will provide us with many opportunities that may have taken longer to achieve on our own. We think the size and strength of an international company will bring many opportunities to our customers, distributors and our employees.

4.                   Is Protective Life in financial trouble?

No, absolutely not. Protective Life’s unaffected closing price on May 30, 2014 was $52.30. In our year end 2013 earnings release we reported earnings per share of $4.26 per share which was above our plan of $3.80 per share. Protective Life is a well-run company with tremendous financial strength. This is a large part of what made us an attractive company for Dai-ichi Life to use to launch their U.S. growth platform.

5.                   What impact will there be on Protective Life’s distribution strategy?

Protective Life will continue to be a domestic domiciled and regulated insurance company. We expect our day-to-day business will remain much the same as it is today. We plan to maintain all existing distribution relationships that we value as core to our business operating model. We will, however, no longer be a publicly traded company in the U.S. and expect that we will have a heightened emphasis on growth both through our retail channels and through our acquisition capability.

6.                   Will there be any impact on Protective Life’s product strategy?

Protective Life will continue to offer a competitive suite of products through our existing distribution platforms.

7.                   Will there be any changes to distributor contracts?

We expect all distributor contracts, agreements and appointments will remain intact without any changes.

8.                   Do we anticipate closing any offices as a result of this transaction?

There are no plans to close any of the Protective Life offices as a result of this transaction.

9.                   Will the leadership of the company change?

No. John D. Johns will continue as the CEO of Protective Life and the leadership team will continue in their respective roles.

10.            Will there be any job eliminations as part of this transaction?

We are not anticipating job eliminations in this acquisition. We expect that Protective Life will continue to grow as part of this acquisition.

11.            Will Protective Life’s mission and values change?

Dai-ichi Life’s values are very similar to Protective Life’s values. Our mission and values have served us well and we believe they are well aligned with Dai-ichi Life and will continue to guide us in the future. Maintaining Protective Life’s values very important to Dai-ichi Life.

12.            Will Protective Life’s name change?

Protective Life will keep its name.

13.            What is the anticipated close date?

We expect to close the transaction by the end of 2014 or early 2015, subject to Protective Life shareowners’ approval, regulatory approvals and other customary closing conditions. However, it is not uncommon for closings of this type of transaction to be delayed. From time to time, we may provide any information that is publicly available to our shareowners.

14.            Will we continue to be active in support of the communities that we serve?

Like Protective Life, Dai-ichi Life is very involved in the communities they serve and intends to support Protective Life’s long history of engagement in the communities we serve.

15.            Will this acquisition affect any Protective Life insurance policies or annuity contracts?

No. Nothing about our customer policy/contract terms will change as a result of this acquisition.

16.            Will Protective Life continue to sell new business?

Yes. This is not a “closed block” acquisition. We are a financially strong company focused on growth. Selling new business is important to us and to Dai-ichi Life, which considers us an attractive platform for growth in the U.S.

17.            Does Dai-ichi Life own any other businesses in the U.S.?

In 2012 Dai-ichi Life entered into a strategic business and capital alliance with Janus Capital Group, a U.S. asset management company. As part of this strategic alliance, Dai-ichi Life and Janus work together to exchange people and knowledge, invest in Janus products and support the distribution of Janus products through a Dai-ichi Life affiliate.

18.            Recently, foreign insurance and financial services companies have been pulling back on their U.S. life insurance and annuity businesses. Why is now a good time to be acquired by a foreign buyer?

Some European businesses, such as ING, Aviva, AXA and others, have sold or otherwise divested their U.S. life insurance and annuity businesses, but these situations are not analogous to ours. These companies left the U.S. market for a variety of reasons, including broad restructurings of their businesses or a need to improve solvency ratios in their home markets. Dai-ichi Life has been in business for more than 100 years, is fully committed to the life and annuity business, and sees the U.S. as an attractive market and Protective Life a great platform for growth

19.            Is Dai-ichi Life likely to make significant changes to Protective Life?

Dai-ichi Life expects Protective Life to be its U.S. growth platform and be a vital part of its growth strategy through our continued sales of our products and distribution. Our vibrant and growing retail franchise and long track record of profitable growth organically and through the acquisition of closed blocks makes us a strong platform for Dai-ichi Life’s expansion.